NEWS RELEASE

FOR IMMEDIATE RELEASE

LKA and Richmont Agree to Extend Initial Commitment Period to Complete Current Golden Wonder Drilling Program

Drilling underway at Drill Station #4

GIG HARBOR, WA, Wednesday, September 3, 2008.  --  LKA International, Inc. (OTCBB: LKAI) and Golden Wonder mine operator Richmont Mines Inc. (AMEX-TSX: RIC) have agreed to extend by sixty days the “Initial Commitment Period” described in the amended and restated “Letter Agreement” dated December 21, 2007.  The Initial Commitment Period, originally set to expire on September 1, 2008, will now be extended until November 1, 2008.

The extension of Richmont’s Initial Commitment Period will allow for the completion and evaluation of drilling results from Drill Stations #4 and #5 which are located nearest the Golden Wonder’s previous production zone.  Production from this area yielded over 133,701 ounces of gold intermittently between 1998 and 2006.  Ore from this zone averaged 16.01 ounces of gold per ton (453.87 grams p/t). Drill core from Drill Station #1, located nearest the surface but furthest from the previous ore body, has already been shipped to the lab for analysis and results are expected shortly.

Upon completion of the Initial Commitment Period (now set for November 1, 2008), Richmont will have the option, but not the obligation, to proceed with the “Second Commitment Period” during which another $3 million investment in the project will be required within the following eight months.  Of this amount, half will be designated for exploration and/or development expenses and half for the purchase of LKA common stock in a private placement.  By extending the Initial Commitment Period the parties have agreed that all subsequent funding segments/periods will be likewise extended.  Richmont is required to contribute a total of $18 million over a sixty-two month period to earn a 50% interest in the Golden Wonder mine.

Investors are cautioned that the current drilling program is exploratory in nature and may not lead to the discovery of an economically viable ore body.  There can be no assurance that any discoveries, if made, will result

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LKA and Richmont Agree to Extend Initial Commitment Period to Complete Current Golden Wonder Drilling Program

September 3, 2008

in the production of ore possessing grades or volume previously realized by LKA and its operators.

About LKA
LKA is a Gig Harbor, WA based natural resource holding and development company. The Company's primary assets are the Golden Wonder mine and the Ute-Ule silver mine and mill. Both of these properties are located in Hinsdale County, CO.

Safe Harbor Statement

LKA's plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that will be successful.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and price for the company's products, reliance on key personnel, availability of labor, equipment, consulting services, financing and technological changes, as well as any and all 'other risks' associated with business.

Contact:

LKA International, Inc.

Kye A. Abraham, 253-851-7486

Website: http://www.lkaintl.com

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